Exhibit 10.1

Acer Truncatum Industrial Project Acquisition Agreement with Shandong Yongchuntang Group Co., Ltd

Party A: China YCT International Group, Inc.
Party B: Shandong Yongchuntang Group Co., Ltd.
In view of the strategic cooperation between Party A and Party B, in order to better integrate resources, complement each other, win-win cooperation, enhance market competitiveness and promote the rapid and healthy development of enterprises, Party B and Party B agreed on the project, The following agenda items were reached:
1.	The method of acquisition

Party B transfers their Acer Truncatum Industrial Project to party A in order to exchange the part of the equity of Shandong Spring Pharmaceutical Co., Ltd.
2.	Content

The agreement is based on the assessment (see appendix 2) recognized by both parties of the project by the third party evaluation institution designated by Party A refer to the fix assets, intangible assets and the relevant of qualification of the Acer Truncatum Industrial Project (see appendix 1) of Party B.

3.	Exchange Items

The parties agreed to party A exchange the project with 3% equity of Shandong Spring Pharmaceutical Co., Ltd. to Party B base on the evaluation of the project of the existing tangible and intangible assets and qualification of Shandong Spring Pharmaceutical Co., Ltd. Company by Beijing Zhongping Zhengxin Assets Appraisal Co., Ltd.
4.   Warranty
     4.1  Party A guarantees that the equity transferred to Party B is the legally owned equity of  Shandong Spring Pharmaceutical Co., Ltd. of Party A, and Party A has full management right. Party A guarantees that there is no mortgage, pledge or guarantee on the transferred equity, and is exempt from the recourse of any third party. Otherwise, all responsibilities arising therefrom shall be borne by Party A.
    4.2  After Party A transfers its equity, its rights and obligations in Shandong Spring Pharmaceutical Co., Ltd. shall be transferred to Party B for enjoyment and commitment.
    4.3  Party B shall acknowledge the articles of association of Shandong Spring Pharmaceutical Co., Ltd. and shall ensure the responsibility for performance of its obligations in accordance with the articles of association.
    4.4  Party A agrees to add a senior management person designated by Party B to Party A's board of directors.
    4.5  Once the execution of this Agreement, Party B agrees that it or its related parties shall no longer carry out the related business activities of the Project of Acer Truncatum Industry separately or with any third parties.
    4.6  Party B agrees that Party A will get the right of first refusal to the relevant intangible assets and qualifications to the project that Party B has declared and will get the permission and authorizations from Chinese government in the future based on the valuation issued by Beijing Zhongping Zhengxin Assets Appraisal Co., Ltd.

5.	This Agreement is made in duplicate and shall enter into force on the date of signature of both parties.

The following is the signature part of both sides

China YCT International Group, Inc. (Company Seal)

By: /s/ Yan Tinghe
           Yan Tinghe
           Legal Representative

Date: March 18, 2017

Shandong Yongchuntang Group Co., Ltd. (Company Seal)

By: /s/ Wu Wei Rong
           Wu Wei Rong
           Legal Representative

Date: March 18, 2017